Exhibit 10.ac

TRUSTMARK CORPORATION

TIME-BASED RESTRICTED STOCK UNIT AGREEMENT

(Director)

Granted <<grant date>>

This Time-Based Restricted Stock Unit Agreement (“Agreement”) between you and Trustmark Corporation, a Mississippi corporation (“Trustmark”), evidences a grant of Restricted Stock Units (the “Award”) under the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (the “Plan”), as of  <<grant date>> (the “Award Date”). This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency or conflict between this Award Agreement and the Plan, the Plan shall govern.

WHEREAS, Trustmark maintains the Plan under which the Committee or Board may, among other things, award Restricted Stock Units to such members of the Board of Trustmark and its Subsidiaries as the Committee or Board may determine, subject to terms, conditions and restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, Trustmark, upon recommendation by the Committee and approval by Trustmark’s Board, grants the Award to you subject to the terms of this Agreement and acceptance by you of this Agreement.

NOW THEREFORE, in consideration of the services and benefits that you will provide to Trustmark and its Subsidiaries, the parties hereby agree as follows:

1.	Definitions. Capitalized terms used herein shall have the meanings ascribed to them in the Plan, except as otherwise defined in this Agreement.

2.

Grant of the Award. Trustmark hereby grants you an Award of the number of Restricted Stock Units set forth on your summary page for restricted stock units on the internet hosting website designated by Trustmark for the Plan, subject to the terms of this Agreement and acceptance by you of this Agreement. This Agreement shall not become legally binding unless you have accepted this Agreement by the Agreement due date noted with respect to the Award on the internet hosting website designated by Trustmark for the Plan (or such later date as the Chairman of the Committee may accept). If you fail to timely accept this Agreement, the Award shall be cancelled and forfeited.

3.Vesting.  Your Award shall vest as follows:

(a)

General Vesting. Except as otherwise provided in Sections 3(b) and 4 below, your Award shall vest on <<vesting date>> (the “Vesting Date”) if you remain a member of the Board of Directors of Trustmark or one of its Subsidiaries continuously through the Vesting Date.

(b)

Qualifying Termination or Change in Control. If a Qualifying Termination (as defined below) or a Change in Control (as defined below) occurs, in each case prior to the Vesting Date, and if you have not previously forfeited your Award under Section 4, one hundred percent (100%) of all Restricted Stock Units shall vest on the date of your Qualifying Termination or the Change in Control, as applicable.

“Qualifying Termination” means one of the following events, where there is no Cause for Trustmark to terminate your service:

i.	Termination without Cause. An involuntary termination of your service as a member of the Board of Directors with Trustmark and its Subsidiaries;

ii.

Retirement. A termination of your service as a member of the Board of Directors with Trustmark and its Subsidiaries due to your retirement with the consent of the Committee or its delegate, at or after age  seventy (70);

iii.	Death. A termination of your service as a member of the Board of Directors with Trustmark and its Subsidiaries due to your death;
iv.	Disability. A termination of your service as a member of the Board of Directors with Trustmark and its Subsidiaries due to your disability as defined in Treas. Reg. § 1.409A-3(i)(4); or
v.	End of Term Last Elected. A termination of your service as a member of the Board of Directors with Trustmark and its Subsidiaries at the end of the term for which you were last elected.

As used in this Agreement, “Change in Control” means a Change in Control, as defined in the Plan, where there is no Cause for Trustmark to terminate your service.

4.Forfeiture.

(a)

Cessation of Service. If your service as a member of the Board of Directors of Trustmark and its Subsidiaries terminates prior to the Vesting Date and Section 3(b) does not apply, the Restricted Stock Units shall be immediately and automatically forfeited.

(b)

Termination for Cause. If your service is terminated for Cause before your Restricted Stock Units are settled, and notwithstanding any other provision of this Agreement, you shall immediately forfeit all Restricted Stock Units, whether or not vested, and no Shares shall be issued or Dividend Equivalent (as defined below) shall be paid.

5.

Voting Rights. The Restricted Stock Units are not shares of stock.  Therefore, you and any person claiming under or through you, do not possess any voting or other shareholder rights by reason or receiving Restricted Stock Units pursuant to this Agreement unless and until the Restricted Stock Units are settled in Shares pursuant to Section 8 hereof.

6.

Dividend Equivalent. If Trustmark declares and pays a dividend in respect of its Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement, Trustmark shall grant you an unvested right to receive an amount (the “Dividend Equivalent”) equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of Shares related to the Restricted Stock Units that you hold as of such record date. Your Dividend Equivalent will vest if, when and to the extent that the related Restricted Stock Units vest and will be paid to you within the Settlement Period (as defined below). No interest will be paid with respect to Dividend Equivalents. If any portion of the Restricted Stock Units are forfeited, your Dividend Equivalent shall also be forfeited in the same proportion.

7.

No Right to Continued Service. Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of Trustmark’s shareholders to terminate your service on the Board of Directors of Trustmark Corporation or any of its Subsidiaries, nor confer upon you any right to continue service on the Board of Directors of Trustmark Corporation or any of its Subsidiaries.

8.

Settlement. Trustmark shall issue Shares corresponding to vested Restricted Stock Units as soon as practicable but, in any event, no later than <<end of settlement period>> (such period, the “Settlement Period”). No fractional Shares shall be issued, and the Committee, in its discretion, shall determine whether cash will be issued in lieu of fractional Shares or whether such fractional Shares will be forfeited or otherwise eliminated.

9.

No Transfer Rights. Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of in any manner other than by will or by the laws of decent and distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

10.

Internal Revenue Code Section 409A. It is intended that this Agreement and the Restricted Stock Units comply with, or are exempt from, the requirements of Section 409A of the Code (“Section 409A”), and this Agreement and the Plan shall be administered in a manner consistent with the foregoing intent.

11.

Taxes. You acknowledge that there will be tax consequences with respect to the Award, and you should consult a tax adviser regarding your tax obligations. Trustmark will not withhold taxes from the award of Shares or the payment of your Dividend Equivalents upon vesting or settlement of your Restricted Stock Units and Dividend Equivalents. You are solely responsible for paying all required taxes with respect to your Award.

12.

Compliance with Laws. The grant of the Restricted Stock Units and the issuance of any Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any U.S. securities and other federal laws, rules and regulations and any other law, rule or regulation or exchange requirement applicable thereto. Trustmark reserves the right to impose other requirements on your participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent Trustmark determines it is necessary or advisable to comply with applicable law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Notwithstanding any other provision of this Agreement, Trustmark shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any law.

13.	Miscellaneous.

(a)

Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Agreement may be executed by a party's signature transmitted by electronic means, including through electronic acknowledgement, and copies of this Agreement executed and delivered by means of electronic signatures, including through electronic acknowledgement, shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon electronic signatures, including electronic acknowledgements, as if such signatures were originals. All parties hereto agree that an electronic signature page, including an electronic acknowledgement, may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

(b)

Electronic Delivery. Trustmark may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units granted under the Plan or future Restricted Stock Units that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by Trustmark or another third party designated by Trustmark.

(c)	Notices. Any notice to Trustmark required under or relating to this Agreement shall be in writing and addressed to:

Trustmark Corporation	Mailing Address
248 E. Capitol Street	P.O. Box 291
Jackson, MS 39201	Jackson, MS 39205

Attention: Secretary

Any notice to you required under or relating to this Agreement shall be in writing and addressed to you at your address as it appears on the records of Trustmark. Alternatively, any notice to Trustmark or you required under or relating to this Agreement may be delivered via the internet hosting website designated by Trustmark for the Plan.

(d)

Modification. This Agreement may be modified, amended, suspended or terminated and any terms or conditions may be waived, but only by a written instrument executed by the parties.  Notwithstanding the foregoing, Trustmark reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.

(e)

Severability. The provisions of this Agreement are severable and should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

(f)

Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Mississippi, without giving effect to the conflict of laws principles thereof.

(g)

Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to Trustmark or its Subsidiaries. This Agreement shall inure to the benefit of your legal representatives. All obligations imposed upon you and all rights granted to Trustmark under this Agreement shall be binding upon your heirs, executors, administrators and successors.

(h)

Entire Agreement. This Agreement and the terms and conditions of the Plan constitute the entire understanding between you and Trustmark and its Subsidiaries, and supersedes all other agreements, whether written or oral, with respect to the Award.

(i)	Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
(j)

Participant’s Acknowledgement. This Award is granted pursuant to the Plan and is subject to the terms thereof. By accepting this Award, you acknowledge that you (i) have read this Agreement, (ii) have received and read the Plan, (iii) have had an opportunity to obtain the advice of counsel prior to accepting this Agreement, and (iv) fully understand the terms and conditions of this Agreement and the Plan.

To evidence its grant of the Award and the terms, conditions and restrictions thereof, Trustmark has signed this Agreement as of the Award Date. This Agreement shall not become legally binding unless you have accepted this Agreement by the Agreement due date noted with respect to the Award on the internet hosting website designated by Trustmark for the Plan (or such later date as the Chairman of the Committee may accept) pursuant to such means as the Committee may permit. If you fail to timely accept this Agreement, the Award shall be cancelled and forfeited ab initio.

TRUSTMARK CORPORATION

By:
Its: